Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:

Contact:

  Mollie Condra, Ph.D.

  Head, Investor Relations &

  Communications

  HealthStream

(615)-301-3237

mollie.condra@healthstream.com

HealthStream Announces the Addition of Charles E. Beard, Jr. to the Board of Directors

NASHVILLE, Tennessee (March 11, 2025) – HealthStream, Inc. (Nasdaq: HSTM), a leading healthcare technology platform company for workforce solutions, announced today that Charles E. Beard, Jr. has joined its Board of Directors and will serve as a member of the Audit Committee.

Mr. Beard brings a wealth of experience from his more than 30-year career, where he has held several executive-level positions. Until his recent retirement in December 2024, he served as Chief Operating Officer at Guidehouse, a global consultancy achieving five-fold growth in five years with annual revenues of approximately $3 billion and over 17,000 employees. Prior to that position, he was a Partner at PwC, working with counsel on investigations of transnational computer-based financial crimes affecting corporate earnings, compliance programs, intellectual property protection, and technology risks. He was also previously the Chief Information Officer for SAIC (now Leidos) and General Manager of its cybersecurity unit.

HealthStream’s Board will benefit from Mr. Beard’s extensive experience as a director on several high-profile boards, including Inova Health System, a $5.7 billion not-for-profit health system; Fresh Del Monte Produce, Inc. (NYSE: FDP); and Guidehouse. Across these Board appointments, he has served on a wide range of committees, including Audit, Compensation, Nominating, and Operations.

Mr. Beard’s formal education spans both law and business with a masters’ degree in each: a Master of Jurisprudence from Seton Hall School of Law and a Master of Business Administration from the University of Montana. He earned a Bachelor of Science from Texas A&M University and, upon graduation, served in the U.S. Air Force for four years as a Space and Missile Operations Officer.

Welcoming Mr. Beard to the Board, Robert A. Frist, Jr., Chairman and Chief Executive Officer, HealthStream, said, “We are delighted to have an individual of Charles’ prominence and executive leadership join our Board. With his distinguished career that spans technology, corporate strategy, and cybersecurity, we expect that he will add a valuable perspective to Board discussions as he advises the Company.”

“Having worked with a nationally recognized health system for the last ten years, I am convinced that clinical outcomes can be best achieved by investing in clinicians and supporting them throughout their careers—in education, training, research, and community,” said Charles E. Beard, Jr. “I am excited to join the HealthStream Board to accelerate these capabilities into the hands of the clinical community while reducing the administrative burden of care delivery.”

About HealthStream

HealthStream (Nasdaq: HSTM) is the healthcare industry’s largest ecosystem of platform-delivered workforce solutions that empowers healthcare professionals to do what they do best: deliver excellence in patient care. For more information, visit http://www.healthstream.com or call 800-521-0574.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. This information has been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. These forward-looking statements are based on a variety of assumptions that may not be realized, and which are subject to significant risks and uncertainties, including that the anticipated financial and strategic benefits of the acquisition may not be realized, as well as risks and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission.

####